Exhibit 99.1

 Caesars Entertainment Reports Record Earnings for Fourth Quarter and
                            Full Year 2004

    LAS VEGAS--(BUSINESS WIRE)--Feb. 10, 2005--Caesars Entertainment, Inc. (NYSE:CZR) today reported record earnings for the quarter and full year ended December 31, 2004.

    Fourth quarter 2004 results

    For the fourth quarter of 2004, Caesars Entertainment reported net income of $20 million, or $0.06 per fully diluted share. That compares to a net loss of $(84) million, or $(0.28) per fully diluted share, for the fourth quarter of 2003.
    Previously, the company's highest reported fourth quarter net income was $17 million in 1999, resulting in earnings per diluted share of $0.05.
    Adjusted net income for the fourth quarter of 2004 was $27 million, or $0.08 per diluted share. Adjusted net income for the quarter excluded $4 million in net income from five properties scheduled to be sold (classified as "discontinued operations"), an $8-million charge related to the termination of a lease at Caesars Atlantic City and an $11-million gain related to the sale of real estate in Atlantic City. Adjusted net income also excluded expenses of $16 million related to the company's pending acquisition by Harrah's Entertainment, Inc.
    Adjusted net income for the fourth quarter of 2003 was $11 million, or $0.04 per diluted share. In that quarter, adjusted net income excluded a $57-million write-down (net of tax) of the book value of Flamingo Laughlin and a $38-million goodwill impairment at Caesars Tahoe, which is included in discontinued operations.
    Net revenue for the fourth quarter of 2004 was $1.008 billion -- an all-time record after adjustment for discontinued operations. That compares to $946 million in the fourth quarter of 2003. Fourth quarter EBITDA -- earnings before interest, taxes, depreciation and amortization and charges and gains (and after corporate expense) -- was $216 million, compared to $188 million in the fourth quarter of 2003.
    (Throughout this press release, results from the Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe and Caesars Gauteng are treated as "discontinued operations" for the current and comparative year-ago periods. Results from those properties are excluded from such financial measures as net revenue, EBITDA, operating income, interest expense and others. The company announced last year that it has entered into definitive agreements to sell its interests in each of those properties in 2005. The company completed the sale of the Las Vegas Hilton in June 2004. Results from that property are excluded from the full year 2003 and the first six months of 2004.)

    2004 year-end results

    Net income for the full year 2004 -- including discontinued operations, charges, gains and income tax adjustment -- was $297 million, or $0.94 per diluted share, an all-time record. Net income for 2003 was $46 million, or $0.15 per diluted share.
    The previous high for annual net income was $143 million, reported for 2000, which resulted in earnings per diluted share of $0.46.
    For the full year of 2004, Caesars Entertainment reported adjusted net income of $217 million -- or $0.69 per diluted share. That compares to adjusted net income of $127 million -- or $0.42 per diluted share -- for the year ended December 31, 2003.

    Adjusted net income for 2004 excludes:

    -- An $87-million gain (included in discontinued operations net of taxes) from the sale of the Las Vegas Hilton.

    -- $32 million in additional income from discontinued operations from the Las Vegas Hilton, the Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe and Caesars
        Gauteng.

    -- $22 million in expense related to the pending acquisition of Caesars by Harrah's Entertainment.

    -- An $11-million gain related to the sale of real estate in Atlantic City.

    -- An $8-million charge related to the lease termination at Caesars Atlantic City.

    -- $7 million in pre-opening expense primarily related to the production of the musical "We Will Rock You" at Paris Las
        Vegas.

    -- $7 million in income tax expense related to a 2004 Indiana Tax Court decision involving the deductibility of gaming taxes.

    -- A $6-million, after-tax write-down of assets at Caesars Tahoe, included in discontinued operations.

    -- $5 million in income tax expense related to the settlement of a tax arbitration with Lakes Entertainment.

    -- $3 million of investment gain associated with the sale of the company's interest in a Las Vegas office building.

    -- $2 million in expense related to executive contract terminations.

    Adjusted net income for 2003 excludes $57 million in asset impairments (net of taxes) related to Flamingo Laughlin; a $38-million goodwill write-down related to Caesars Tahoe (included in discontinued operations); $15 million in income from discontinued operations; and $1 million in pre-opening expense associated with the premiere of "A
New Day...." starring Celine Dion at Caesars Palace.
    Net revenue for the full year 2004 was $4.206 billion -- also an all-time record, after adjustment for discontinued operations -- up from $3.945 billion reported for the full year 2003. EBITDA (after corporate expense) for 2004 was $1.062 billion, compared to $932 million for 2003.

    Strong Performance in Las Vegas

    "The strong performance of our Las Vegas resorts and better than expected results in Atlantic City drove record earnings in the fourth quarter," said Caesars Entertainment President and Chief Executive Officer Wallace R. Barr. "Las Vegas is one of the hottest tourist destination resorts in the nation right now -- and the entire industry is benefiting.
    "At Caesars, we are reaping additional and unique benefits from major capital development projects we have completed in the past few years -- including The Colosseum and The Roman Plaza at Caesars Palace -- and the efficiency-enhancing technology tools we are deploying in our casinos, our hotels, our lounges and our restaurants," Barr added. "Because of what we have put in place already -- along with the planned opening of the new room tower at Caesars Palace -- 2005 is looking like a very good year for us."

    Fourth quarter financial highlights

    -- Western Region EBITDA rose 43 percent, to $119 million, from $83 million in the fourth quarter of 2003. On the Las Vegas Strip, results were driven by a 23 percent increase in gaming win and a 13 percent rise in cash room rates. EBITDA margin for the Strip improved by more than 450 basis points, rising to 27 percent, driven largely by an 1100 basis point improvement at Caesars Palace. For the full year 2004, Caesars Palace reported all-time record EBITDA of $149 million.

    -- In the Eastern Region, EBITDA was $52 million, down seven percent from $56 million reported in the fourth quarter of 2003. Results for the region suffered as a result of a 34-day strike in October and early November by members of Local 54 of the Hotel Employees and Restaurant Employees union, which represents the majority of the region's food, beverage and hotel staff.

    -- The Mid-South Region recorded EBITDA of $46 million, down from $47 million in the fourth quarter of 2003.

    Full year 2004 highlights

    Corporate and financial

    -- The company's Board of Directors in July accepted an offer from Harrah's Entertainment to acquire the company for approximately $1.9 billion in cash and 67.7 million shares of Harrah's common stock. Shareholders of both companies are scheduled to vote on the merger in separate meetings on March
        11. The transaction is contingent on approval by federal and state regulatory agencies and is expected to close in the second quarter of 2005.

    -- The company paid down an additional $472 million of indebtedness, reducing its total debt to $4.15 billion as of December 31, 2004. Since the beginning of 2002, the company has reduced debt balances by nearly $1.2 billion.

    -- The company introduced a series of advanced technology initiatives intended to convert information about customer choices into usable business intelligence that will increase efficiency, improve margins and raise customer satisfaction.

        Among the new systems deployed were MindPlay MP 21(TM) from Bally Gaming and Systems and TableTouch from IGT (table game tracking systems); Slingshot from Avero, Inc. (a food and beverage intelligence system); Revelation from InfoGenesis (software that integrates food and beverage sales data); NetWORKS(TM) from Manugistics (an advanced room revenue management system); and E.piphany 6.5CRM (used to create targeted promotional offers).

    -- The company continued its leadership in deploying "ticket-in, ticket-out" slot technology. Excluding properties being sold, 87 percent of the slot machines in Caesars Entertainment's domestic casino resorts now are equipped with "ticket-in, ticket-out" technology. On the Las Vegas Strip, that figure is 97 percent.

    --  The number of customers participating in the Caesars
        Entertainment Connection Card rewards program grew to 29 million, increasing at an average rate of 6,600 each day.
        Cross property play among Caesars Entertainment guests grew 12 percent in Las Vegas.

    -- The Connection Card program inaugurated a new online capability, making it more convenient for players and guests to sign up and track their comp dollar balances. More than 72,000 customers signed up for the program online during the year.

    -- The company introduced its online "Best Rate Plus Guarantee." The program guarantees that guests who book Caesars
        Entertainment resort rooms through company web sites will receive the lowest rate for those rooms available anywhere on the Internet.

    -- Total room nights sold through the company's family of web sites rose 18 percent, to more than 700,000, while the average daily rate for rooms booked online rose by more than 18 percent. Revenue from online bookings rose 40 percent. Thirty-five percent of all independent travelers who booked rooms at the company's Las Vegas resorts booked their rooms through a company web site.

    -- The company launched a new web page intended to make it easier for minority and women-owned firms to communicate quickly and directly with senior procurement officials through a new, one-stop process. The site also offers key information about the company and minority enterprise certification. A direct link to the special supplier web page is featured prominently on Caesars Entertainment's main home page at www.caesars.com.

    New development projects

    -- Caesars Entertainment announced its first venture into Europe with plans for a $600-million casino resort in London, to be built near the reconstructed Wembley National Stadium and adjacent to the soon-to-be renovated Wembley Arena. The project, a 50-50 partnership with London-based Quintain Estates and Development PLC, is subject to the enactment of gaming reform legislation by Parliament, subsequent license approval by the government of the United Kingdom, and the signing of a definitive agreement with Quintain.

    -- Following enactment of gaming legislation in Pennsylvania, the company unveiled preliminary plans for a casino and entertainment complex to be built in Philadelphia, on the Delaware River waterfront. The project, which would eventually include 5,000 slot machines and a 500-room hotel, is subject to license approval by Pennsylvania gaming authorities. The company recently purchased a waterfront site for the project, which includes an 18-acre development site.

    -- In California, the company signed formal agreements with the Big Sandy Band of Western Mono Indians to govern the development, construction and management of a new Tribal casino to be built on Tribal land near Fresno in the Central Valley. Under the terms of the agreements, the project would be owned by the Tribe and managed by Caesars Entertainment.

    -- In New York, the Saint Regis Mohawk Tribe concluded negotiations with the office of Governor George Pataki over a land claim settlement that is expected to lead to the signing of a gaming compact authorizing the operation of the Tribe's casino resort in Sullivan County, about 90 miles north of New York City. The Tribe and the governor formally signed the land claim settlement on February 2, 2005. Caesars Entertainment has signed agreements with the Tribe to develop and manage the Mohawk Mountain Casino Resort.

    Strategic asset sales

    -- In keeping with its strategy of focusing more directly on core operating assets, the company:

        -- Agreed to sell the Atlantic City Hilton and Bally's Tunica to an affiliate of Colony Capital, LLC of Los Angeles for approximately $612 million. The sale is expected to close by the end of the first quarter of 2005.

        -- Agreed to sell Caesars Tahoe for approximately $45 million and Bally's New Orleans for approximately $24 million to Columbia Sussex Corporation, a hotel, resort and casino operator based in Fort Mitchell, Kentucky. The sales are expected to close by the end of the second quarter of 2005.

        -- Agreed to sell its ownership and management interests in Caesars Gauteng, the casino resort near Johannesburg, South Africa, for approximately $145 million to Peermont Global Limited, a South African luxury hotel and casino company, and its economic empowerment partner, Marang (East Rand) Gaming Investments. The sale is expected to close by the end of the second quarter of 2005.

        -- Closed the sale of the Las Vegas Hilton in June to an affiliate of Colony Capital for approximately $286 million.

        -- Concluded its casino management agreement with the owners of the Dover Downs race track in Dover, Delaware.

    New attractions and entertainment

    -- Sir Elton John debuted a new, critically-acclaimed musical and visual spectacular, "The Red Piano," at The Colosseum at Caesars Palace in February. Sir Elton has made a commitment for at least 39 performances of "The Red Piano" in 2005 and 40 performances in 2006.

    --  Celine Dion's show, "A New Day....," which is performed in The
        Colosseum at Caesars Palace 200 nights a year, was named the second top-grossing concert attraction of 2004 by Pollstar Magazine.

    -- Billboard magazine named The Colosseum as the country's top-grossing concert venue in its class (5,000 seats or less) for 2004. In addition to hosting extended runs by Elton John and Celine Dion, The Colosseum featured performances by such artists as Jerry Seinfeld, Faith Hill and Luciano Pavarotti.

    -- The rock musical "We Will Rock You" opened at Paris Las Vegas in September. Featuring more than two dozen of Queen's greatest hits, "We Will Rock You" is produced by Robert DeNiro and Jane Rosenthal of Tribeca Theatrical Production, and has an extended engagement in the Theatre Des Arts at Paris Las Vegas.

    -- Celebrity chef and television host Bobby Flay opened his newest restaurant, Mesa Grill, at Caesars Palace to rave reviews. The restaurant is Flay's first outside New York City.

    -- "Bradley Ogden," the eponymous Caesars Palace restaurant created by the famed California Bay Area chef, took top national honors from the James Beard Foundation as the best new restaurant in the United States. It was the first Las Vegas restaurant so honored and the first restaurant outside New York City to win the award since 2000.

    -- PURE opened at Caesars Palace on New Year's Eve. At 35,000 square feet, it is the largest and most opulent of the new generation of Las Vegas nightclubs and ultra lounges.

    -- The 175,000 square-foot expansion of the Forum Shops at Caesars Palace, developed by Simon Property Group, Inc. of Indiana, opened in October. The three-level rotunda, which extends from the existing mall to open onto the famed Las Vegas Strip, features a variety of upscale specialty retail tenants, including Bally, Brooks Brothers, Harry Winston jewelers, Kate Spade and Juicy Couture, as well as an array of gourmet restaurants.

    -- The Roman Plaza, the new gateway to Caesars Palace, opened in early July at the center-Strip intersection of Las Vegas Boulevard and Flamingo Road. The elegant piazza features a new restaurant, "Viale," retail space and an outdoor amphitheater for concerts and sporting events, including boxing, tennis and ice skating.

    -- Construction proceeded on budget and on schedule for the new, 949-room hotel tower at Caesars Palace, to be completed in the third quarter of 2005. The project, which will bring total room capacity to nearly 3,400, is the final component of the master plan to renovate Caesars Palace.

    -- In Atlantic City, the Gordon Group of Connecticut broke ground on The Pier at Caesars, a new, high-end retail, dining and entertainment complex to be developed on the site of the former Million Dollar Pier across the Boardwalk from Caesars Atlantic City. Opening is scheduled for early 2006.

    -- Also in Atlantic City, the company continued construction of a new 11-story, 3,200-space parking garage adjacent to Caesars Atlantic City. The project is to be completed in the third quarter of 2005.

    Western Region

    EBITDA for the Western Region's casino resorts was $119 million in the fourth quarter of 2004, up 43 percent from $83 million in the year-ago quarter. Results on the Las Vegas Strip were driven by a 23 percent increase in gaming win and a nine percent increase in RevPAR. Cash room rates rose by 13 percent, compared to the previous year's quarter.
    At Caesars Palace, net revenue in the quarter rose 39 percent, to $167 million, from $120 million in the fourth quarter of 2003. EBITDA was $44 million, up 144 percent from the $18 million reported for the fourth quarter of 2003. EBITDA margin at the property was 26 percent, compared to 15 percent in the year-ago quarter. Gaming win rose 48 percent, the result of a nine percent increase in table volume and a 13 percent increase in slot volume. Table hold improved to a more normal 17 percent, compared to the year-ago period.
    RevPAR rose 13 percent, driven by a 19 percent increase in cash room rates. For the full year 2004, Caesars Palace posted the highest cash room rate in its history -- $162 -- 10 percent higher than the previous record, which was set in 2003.
    EBITDA for the full year 2004 reached $149 million -- an all-time record -- up 54 percent from $97 million in 2003.
    At Paris Las Vegas, fourth quarter EBITDA was $30 million, up from $28 million in the fourth quarter of 2003. Net revenue was $104 million, compared to $98 million in the fourth quarter of 2003. Results were driven by a five percent increase in gaming win and a five percent increase in RevPAR. The average cash room rate rose 11 percent.
    Fourth quarter EBITDA for Bally's Las Vegas was $20 million, up 25 percent from the $16 million reported in the year-ago quarter. Net revenue was $72 million, compared to $71 million in the fourth quarter of 2003. Gaming win declined two percent, while RevPAR rose 12 percent due to higher occupancy and room rates. The average cash room rate increased nine percent.
    The Flamingo Las Vegas reported fourth quarter EBITDA of $21 million, compared to $19 million for the fourth quarter of 2003. Net revenue was $83 million, up from $72 million in the fourth quarter of 2003.
    The property benefited from an eight percent increase in gaming win, higher room rates and the inclusion of results from Jimmy Buffett's Margaritaville restaurant, which opened in December 2003. Despite lower occupancy, RevPAR rose three percent on an 11 percent increase in cash room rates.
    Other Nevada properties -- the Reno Hilton and Flamingo Laughlin -- recorded combined EBITDA of $4 million in the fourth quarter, up from $2 million in the fourth quarter of 2003.

    Eastern Region

    EBITDA from Caesars' two Atlantic City casino resorts and management fees from its Dover Downs slot operation was $52 million, down seven percent from the $56 million reported for the fourth quarter of 2003.
    Results in Atlantic City suffered in the quarter because of the 34-day strike by members of Local 54 of the Hotel Employees and Restaurant Employees union, which represents the majority of the company's Atlantic City hotel employees. The strike, which ended on November 4, principally affected results for October and November.
    At Bally's Atlantic City, EBITDA for the fourth quarter was $24 million, down from $28 million in the fourth quarter of 2003. Net revenue was $134 million, compared to $151 million in the year-ago quarter. Gaming win declined 10 percent, the result of a 13 percent decline in gaming volume. RevPAR declined 23 percent from the fourth quarter of 2003 because of lower occupancy.
    Fourth quarter EBITDA for Caesars Atlantic City was $27 million, even with the year-ago period. Net revenue at the property was $106 million, down from $116 million for the fourth quarter of 2003. Gaming win declined eight percent due to a 13 percent decline in gaming volume. RevPAR was off 14 percent, largely as a result of lower occupancy.
    Because operating results from the Atlantic City Hilton are classified as "discontinued operations," they are not included in reported results for Atlantic City in the current or prior year. Net revenue at the property declined $6 million to $62 million. EBITDA was $5 million, compared to $10 million in the fourth quarter of 2003. Gaming win declined six percent, primarily because of lower slot volume.

    Mid-South Region

    Caesars Entertainment casino resorts in Indiana and Mississippi reported fourth quarter EBITDA of $46 million, compared to $47 million in the fourth quarter of 2003.
    At Caesars Indiana, fourth quarter EBITDA grew by 27 percent, to $19 million, up from $15 million in the year-ago quarter. Net revenue increased by 5 percent, to $77 million. EBITDA margin at the property grew by more than 400 basis points. The improved results were driven largely by a six percent increase in gaming win and a 23 percent rise in RevPAR. The average cash room rate rose 19 percent.
    In the fourth quarter, Grand Casino Biloxi reported EBITDA of $10 million, even with the $10 million reported for the fourth quarter of 2003. Net revenue rose five percent to $58 million, largely because of a seven percent increase in gaming win and a four percent rise in RevPAR. The average cash room rate grew seven percent.
    Fourth quarter EBITDA at Grand Casino Gulfport was $5 million, down from $8 million in the fourth quarter of 2003. Net revenue was $40 million, off five percent from $42 million in the year-ago quarter. Lower gaming volumes and a lower hold percentage resulted in a four percent decline in gaming win. Higher room rates and occupancy drove a 27 percent increase in RevPAR. The average cash room rate rose 27 percent in the quarter.
    In Northern Mississippi, Grand Casino Tunica reported EBITDA of $6 million, down from $8 million in the fourth quarter of 2003. Net revenue was $47 million, compared to $48 million in the fourth quarter of 2003. Gaming win declined three percent because of lower gaming volumes and a lower hold percentage.
    Results for Bally's Tunica are included in discontinued operations. In the fourth quarter, Bally's Tunica reported $2 million in EBITDA, down from $4 million in the fourth quarter of 2003. Net revenue declined to $14 million from $16 million in the year-ago quarter.

    International

    In the fourth quarter, the company's international properties reported combined EBITDA of $13 million, even with the fourth quarter of the previous year.
    Because of the reorganization of Conrad Punta del Este casino resort in Uruguay, Caesars' ownership increased from approximately 46 percent to about 86 percent. As a result, the company began consolidating results from that property in September 2004.
    On December 24, 2004, the company announced that it had entered into a definitive agreement to sell its ownership and management interests in the Caesars Gauteng casino resort, near Johannesburg, South Africa. For the periods reported, the revenue, expenses and EBITDA associated with this property are included in discontinued operations.

    Capital expenditures

    The company invested $180 million of capital during the fourth quarter of 2004. Maintenance capital expenditures were $78 million and investments in growth projects were $102 million.
    In the full year 2004, the company spent $582 million on capital investments -- $225 million on maintenance capital and $357 million on growth projects. Growth capital invested in 2004 largely was directed toward a new luxury room tower and additional meeting and convention space at Caesars Palace and a new parking garage at Caesars Atlantic City. These projects are expected to be completed in 2005.
    The company currently expects to spend approximately $657 million on capital investments in 2005. This includes maintenance capital investments of $248 million and growth capital of $409 million.
    The 2005 growth capital budget includes $204 million for the new room tower and meeting space at Caesars Palace; $31 million for the garage adjacent to Caesars Atlantic City; and $15 million related to development of the Mohawk Mountain Casino Resort in New York State.
    Other significant new capital investments included in the 2005 growth capital budget are: $70 million to purchase its partner's 18 percent interest in the Caesars Indiana casino resort; $45 million to purchase land in Philadelphia for the planned casino project; and $12 million to construct a pedestrian bridge and other projects at Caesars Atlantic City in anticipation of the opening of The Pier at Caesars.

    Other items

    Depreciation and Amortization in the fourth quarter was $103 million, compared to $97 million in the fourth quarter of 2003.
    There was no pre-opening expense in the quarter.
    The "impairment loss and other" item includes $11 million related to the gain on the sale of real estate in Atlantic City and $8 million related to the lease termination in Atlantic City.
    Merger costs of $16 million are expenses related to the proposed acquisition by Harrah's Entertainment.
    Corporate expense in the fourth quarter was $14 million, compared to $11 million in the fourth quarter of 2003.
    Equity in earnings of unconsolidated affiliates primarily consists of earnings from the company's share of ownership in Casino Windsor in Windsor, Canada.
    For the fourth quarter, this item was $1 million, compared to $2 million in the fourth quarter of 2003. Previously, this item also included results of Conrad Punta del Este in Uruguay. Because of the reorganization of the Punta del Este casino resort, Caesars Entertainment's ownership stake in the property increased from approximately 46 percent to approximately 86 percent, requiring the consolidation of results beginning in September 2004.
    Net interest expense in the quarter was $68 million, compared to $71 million in the fourth quarter of 2003, due to lower debt balances and reduced borrowing costs. The company's cost of borrowing declined because of interest rate swaps and the decision to issue convertible debt to replace existing, higher-cost debt.
    Capitalized interest was $4 million in the fourth quarter, compared to $1 million in the year-ago quarter. There was no interest income in the quarter, compared to $1 million in the fourth quarter of 2003.
    The effective tax rate in the fourth quarter was 46.9 percent, compared to 35.7 percent in the fourth quarter of 2003.
    There were no share repurchases in the quarter.

    Balance sheet

    As of December 31, 2004, the company had a cash balance of $299 million, which consisted entirely of funds held in the company's casinos. The company paid down $27 million of indebtedness in the quarter, resulting in a debt balance of $4.15 billion on December 31, 2004.
    The company had $1.2 billion available on its credit facilities, subject to covenant restrictions. The ratio of the company's debt to its last 12 months of EBITDA was 3.6. The company has no debt maturities until December 2005.
    The number of diluted shares outstanding was 320 million at the end of the fourth quarter, compared to 303 million at the end of 2003.

    Other events

    On January 11, 2005, the company announced that it had reached agreements to acquire its partner's 18 percent interest in the company that owns and operates the Caesars Indiana casino resort. Caesars expects to complete the transaction, which is valued at approximately $70 million, in the first quarter of 2005.
    At the conclusion of the transaction, Caesars Entertainment will own 100 percent of the property through its Indiana affiliate, which will be renamed Caesars Riverboat Casino, LLC upon approval by the Indiana Gaming Commission.
    Also on January 11, 2005, the company completed the acquisition of 30 acres of land along the Delaware River waterfront in Philadelphia for approximately $64 million (of which $19 million had been previously paid). The company plans to use 18 acres of the property for the construction of a proposed casino and related retail and entertainment facilities. The project is subject to licensing by the new Pennsylvania Gaming Commission and approval by other agencies.

    Guidance

    Consistent with the practice of other large-cap gaming companies, Caesars Entertainment will no longer provide quarterly or annual earnings guidance.

    Non-GAAP financial measures

    Adjusted net income, adjusted earnings per share and EBITDA are non-GAAP financial measurements. EBITDA is earnings before interest, taxes, depreciation and amortization (including depreciation from unconsolidated subsidiaries), pre-opening expense, asset impairments, write-downs, contract and litigation settlements, investment gains and losses, discontinued operations and other non-recurring items.
    Adjusted net income, adjusted earnings per share and EBITDA are presented as supplemental disclosures because this is how the company reviews and analyzes its performance and the performance of its properties. These measures are used widely within the gaming industry as indicators of performance and of the value of gaming companies.
    This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.
    Caesars Entertainment's calculation of adjusted net income, adjusted earnings per share and EBITDA may be different from the calculation used by other companies and therefore comparability may be limited. The company has included schedules in the tables that accompany this release that: 1) Reconcile EBITDA to operating income and net income (loss) and 2) Reconcile net income (loss) to adjusted net income.

    Investor conference call

    Caesars Entertainment has scheduled an investor conference call for today at 8:00 a.m. PST (10:00 a.m. CST and 11:00 a.m. EST). The call can be accessed by calling 1-877-226-4294 or by visiting the Caesars Entertainment web site at www.caesars.com and selecting the Investor tab. International callers should dial 1-706-643-0366.
    A replay of the conference call is available through February 17, 2005 by calling 1-800-642-1687 or by visiting the Caesars Entertainment web site. The international replay number is 1-706-645-9291. The replay reservation number for both domestic and international callers is 3444772.

    Special shareholders meeting

    The Board of Directors has established March 11, 2005 as the date of the special shareholders meeting to vote on the proposed acquisition of the company by Harrah's Entertainment. The meeting will be held at 8 a.m. PST at Caesars Palace in Las Vegas, Nevada. The record date for the meeting is January 18, 2005.

    Annual shareholders meeting

    The Board of Directors has established June 24, 2005 as the date of the regular annual shareholders meeting, which will be held at 8 a.m. PDT at Caesars Palace in Las Vegas. The record date for the meeting is April 25, 2005. Pursuant to the company's bylaws, any shareholder proposal must be submitted to the company's secretary between February 25, 2005 and March 17, 2005.

    About Caesars Entertainment

    Caesars Entertainment, Inc. (NYSE: CZR) is one of the world's leading gaming companies. With annual revenue of $4.2 billion, 27 properties on four continents, 26,000 hotel rooms, two million square feet of casino space and 50,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally's, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.
    The company's Board of Directors in July 2004 accepted an offer from Harrah's Entertainment, Inc. to acquire the company for approximately $1.9 billion in cash and 67.7 million shares of Harrah's common stock. Shareholders of both companies are scheduled to vote on the merger in separate meetings on March 11. The transaction is contingent on approval by federal and state regulatory agencies and is expected to close in the second quarter of 2005.
    Additional information on Caesars Entertainment can be accessed through the company's web site at www.caesars.com.

    NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, EBITDA, free cash flow, statements of management's plans, objectives or expectations of future economic performance, statements regarding new developments or opportunities, asset dispositions, statements of belief, and/or statements regarding various programs and initiatives including capital programs, cost savings, debt reduction, customer marketing and anticipated construction, development, or acquisitions. Additional information concerning potential risk factors that could affect the company's future performance are described from time to time in the company's reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. The reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

                       (Financial tables follow)

                      CAESARS ENTERTAINMENT, INC.
                   Summary Statements of Operations
            (Amounts in millions, except per share amounts)
                              (unaudited)

                                         Three Months
                                            Ended        Year Ended
                                         December 31,    December 31,
                                       --------------- ---------------

                                         2004    2003    2004    2003
                                       ------- ------- ------- -------

Net revenue                            $1,008    $946  $4,206  $3,945
                                       ------- ------- ------- -------

Operating costs and expenses              779     750   3,103   2,990
Depreciation and amortization             103      97     410     404
Pre-opening expense                         -       -       7       1
Impairment loss and other                  (3)     89      (1)     89
Merger costs                               16       -      22       -
Corporate expense                          14      11      48      36
                                       ------- ------- ------- -------
 Total costs and expenses                 909     947   3,589   3,520
                                       ------- ------- ------- -------

Equity in earnings of unconsolidated
 affiliates                                 1       2       5       9
                                       ------- ------- ------- -------

Operating income                          100       1     622     434

Net interest expense                       68      71     276     302
Investment gain                             -       -      (3)      -
                                       ------- ------- ------- -------

Income (loss) from continuing
 operations before taxes and
 minority interest                         32     (70)    349     132

Income tax provision (benefit)             15     (25)    158      60
Minority interest, net                      1       1       7       3
                                       ------- ------- ------- -------

Income (loss) from continuing
 operations                                16     (46)    184      69

Discontinued operations
 Income (loss) from discontinued
 operations (including $87 million
 gain on sale of the Las Vegas Hilton
 in the year ended 2004 period), net
 of taxes                                   4     (38)    113     (23)
                                       ------- ------- ------- -------
Net income (loss)                         $20    $(84)   $297     $46
                                       ======= ======= ======= =======

Basic earnings (loss) per share
 Income (loss) from continuing
 operations                             $0.05  $(0.15)  $0.60   $0.23
 Discontinued operations, net of
 taxes (1)                               0.01   (0.13)   0.36   (0.08)
                                       ------- ------- ------- -------
Net income (loss)                       $0.06  $(0.28)  $0.96   $0.15
                                       ======= ======= ======= =======

Diluted earnings (loss) per share
 Income (loss) from continuing
 operations                             $0.05  $(0.15)  $0.58   $0.23
 Discontinued operations, net of
 taxes (1)                               0.01   (0.13)   0.36   (0.08)
                                       ------- ------- ------- -------
Net income (loss)                       $0.06  $(0.28)  $0.94   $0.15
                                       ======= ======= ======= =======

Weighted average shares outstanding
   Basic                                  313     303     309     302
   Diluted                                320     303     316     304


--------------------------------------
(1) Discontinued operations include the results of the Las Vegas Hilton year to date through June 17, 2004 and prior periods, and the results of Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe and our interests in Caesars Gauteng for all periods presented.


                      CAESARS ENTERTAINMENT, INC.
                    Property Operating Information
                         (Amounts in millions)
                              (unaudited)

                                    Three Months Ended
                                    December 31, 2004
                   ---------------------------------------------------

                                        Deprecia-  Impairment
                             Operating  tion and   Loss, Merger
                      Net     Income     Amor-     Costs and
                    Revenue   (Loss)    tization    Other       EBITDA
                   --------- ---------- ---------- ----------- -------
WESTERN REGION
 Caesars Las Vegas     $167        $30        $14          $-     $44
 Paris Las Vegas        104         23          7           -      30
 Bally's Las Vegas       72         10         10           -      20
 Flamingo Las
  Vegas                  83         15          6           -      21
 Reno Hilton             29         (2)         3           -       1
 Flamingo Laughlin       25          2          1           -       3
                   --------- ---------- ---------- ----------- -------
                        480         78         41           -     119
                   --------- ---------- ---------- ----------- -------
EASTERN REGION
 Bally's Atlantic
  City                  134          9         15           -      24
 Caesars Atlantic
  City                  106          9         10           8      27
 Dover Downs              1          1          -           -       1
                   --------- ---------- ---------- ----------- -------
                        241         19         25           8      52
                   --------- ---------- ---------- ----------- -------
MID-SOUTH REGION
 Grand Biloxi            58          5          5           -      10
 Grand Tunica            47          -          6           -       6
 Caesars Indiana         77         12          7           -      19
 Grand Gulfport          40          2          3           -       5
 Sheraton Tunica         19          4          3           -       7
 Regional Overhead        -         (1)         -           -      (1)
                   --------- ---------- ---------- ----------- -------
                        241         22         24           -      46
                   --------- ---------- ---------- ----------- -------

INTERNATIONAL and
 Other                   46          2         11           -      13

CORPORATE                 -        (21)         2           5     (14)
                   --------- ---------- ---------- ----------- -------

  TOTAL              $1,008       $100       $103         $13    $216
                   ========= ========== ========== =========== =======


                                 Three Months Ended
                                 December 31, 2003
           -----------------------------------------------------------

                                                    Deprecia-
                                 Deprecia- Impair-  tion from
                     Operating   tion and   ment    Unconsol-
             Net      Income      Amor-    Loss and  idated
            Revenue   (Loss)     tization  Other    Affiliates EBITDA
           --------- ---------- ---------- -------- ---------- -------
WESTERN
 REGION
 Caesars
  Las
   Vegas       $120         $5        $13       $-         $-     $18
 Paris
  Las
   Vegas         98         20          8        -          -      28
 Bally's
  Las
   Vegas         71          6         10        -          -      16
 Flamingo
  Las
   Vegas         72         13          6        -          -      19
 Reno
  Hilton         29         (2)         2        -          -       -
 Flamingo
  Laughlin       24        (88)         1       89          -       2
           --------- ---------- ---------- -------- ---------- -------
                414        (46)        40       89          -      83
           --------- ---------- ---------- -------- ---------- -------
EASTERN
 REGION
 Bally's
  Atlantic
  City          151         11         17        -          -      28
 Caesars
  Atlantic
  City          116         16         11        -          -      27
 Dover
  Downs           1          1          -        -          -       1
           --------- ---------- ---------- -------- ---------- -------
                268         28         28        -          -      56
           --------- ---------- ---------- -------- ---------- -------
MID-SOUTH
 REGION
 Grand
  Biloxi         55          5          5        -          -      10
 Grand
  Tunica         48          3          5        -          -       8
 Caesars
  Indiana        73         13          2        -          -      15
 Grand
  Gulfport       42          4          4        -          -       8
 Sheraton
  Tunica         20          5          2        -          -       7
 Regional
  Overhead        -         (1)         -        -          -      (1)
           --------- ---------- ---------- -------- ---------- -------
                238         29         18        -          -      47
           --------- ---------- ---------- -------- ---------- -------

INTERNATIONAL
 and Other       26          3          9        -          1      13

CORPORATE         -        (13)         2        -          -     (11)
           --------- ---------- ---------- -------- ---------- -------

  TOTAL        $946         $1        $97      $89         $1    $188
           ========= ========== ========== ======== ========== =======

NOTE:  All Property Operating Information excludes the results of Las
 Vegas Hilton, Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe and our interests in Caesars Gauteng which are classified as discontinued operations for all periods presented.


                      CAESARS ENTERTAINMENT, INC.
                    Property Operating Information
                         (Amounts in millions)
                              (unaudited)

                                           Year Ended
                                        December 31, 2004
                             -----------------------------------------
                                                   Deprecia-
                                       Operating   tion and    Pre-
                                Net     Income      Amor-     opening
                              Revenue   (Loss)     tization   Expense
                             --------- ---------- ---------- ---------
WESTERN REGION
 Caesars Las Vegas               $618        $96        $52        $1
 Paris Las Vegas                  423         98         31         6
 Bally's Las Vegas                292         42         39         -
 Flamingo Las Vegas               364         88         25         -
 Reno Hilton                      132          1         10         -
 Flamingo Laughlin                108         14          3         -
                             --------- ---------- ---------- ---------
                                1,937        339        160         7
                             --------- ---------- ---------- ---------
EASTERN REGION
 Bally's Atlantic City            634        111         60         -
 Caesars Atlantic City            485         98         43         -
 Dover Downs                        5          5          -         -
                             --------- ---------- ---------- ---------
                                1,124        214        103         -
                             --------- ---------- ---------- ---------
MID-SOUTH REGION
 Grand Biloxi                     240         36         20         -
 Grand Tunica                     200          8         24         -
 Caesars Indiana                  315         49         29         -
 Grand Gulfport                   184         22         15         -
 Sheraton Tunica                   78         18         11         -
 Regional Overhead                  -         (3)         -         -
                             --------- ---------- ---------- ---------
                                1,017        130         99         -
                             --------- ---------- ---------- ---------

INTERNATIONAL
 and Other                        128          7         41         -

CORPORATE                           -        (68)         7         -
                             --------- ---------- ---------- ---------

 TOTAL                         $4,206       $622       $410        $7
                             ========= ========== ========== =========


                                                  Year Ended
                                               December 31, 2004
                                        ------------------------------

                                         Impairment Deprecia-
                                           Loss,    tion from
                                          Merger     Unconsol-
                                         Costs and    idated
                                          Other     Affiliates EBITDA
                                        ----------- ---------- -------
WESTERN REGION
 Caesars Las Vegas                              $-         $-    $149
 Paris Las Vegas                                 -          -     135
 Bally's Las Vegas                               -          -      81
 Flamingo Las Vegas                              -          -     113
 Reno Hilton                                     -          -      11
 Flamingo Laughlin                               -          -      17
                                        ----------- ---------- -------
                                                 -          -     506
                                        ----------- ---------- -------
EASTERN REGION
 Bally's Atlantic City                           -          -     171
 Caesars Atlantic City                           8          -     149
 Dover Downs                                     -          -       5
                                        ----------- ---------- -------
                                                 8          -     325
                                        ----------- ---------- -------
MID-SOUTH REGION
 Grand Biloxi                                    -          -      56
 Grand Tunica                                    -          -      32
 Caesars Indiana                                 -          -      78
 Grand Gulfport                                  -          -      37
 Sheraton Tunica                                 -          -      29
 Regional Overhead                               -          -      (3)
                                        ----------- ---------- -------
                                                 -          -     229
                                        ----------- ---------- -------

INTERNATIONAL
 and Other                                       -          2      50

CORPORATE                                       13          -     (48)
                                        ----------- ---------- -------

 TOTAL                                         $21         $2  $1,062
                                        =========== ========== =======


                                            Year Ended
                                          December 31, 2003
                             -----------------------------------------
                                                   Deprecia-
                                       Operating   tion and    Pre-
                                Net     Income      Amor-     opening
                              Revenue   (Loss)     tization   Expense
                             --------- ---------- ---------- ---------
WESTERN REGION
 Caesars Las Vegas               $499        $45        $51        $1
 Paris Las Vegas                  382         68         32         -
 Bally's Las Vegas                275         20         39         -
 Flamingo Las Vegas               300         61         23         -
 Reno Hilton                      124         (2)        10         -
 Flamingo Laughlin                105        (83)         7         -
                             --------- ---------- ---------- ---------
                                1,685        109        162         1
                             --------- ---------- ---------- ---------
EASTERN REGION
 Bally's Atlantic City            668        110         65         -
 Caesars Atlantic City            506        114         47         -
 Dover Downs                        5          5          -         -
                             --------- ---------- ---------- ---------
                                1,179        229        112         -
                             --------- ---------- ---------- ---------
MID-SOUTH REGION
 Grand Biloxi                     225         28         17         -
 Grand Tunica                     207         19         23         -
 Caesars Indiana                  295         42         26         -
 Grand Gulfport                   181         28         13         -
 Sheraton Tunica                   77         18          8         -
 Regional Overhead                  -         (3)         -         -
                             --------- ---------- ---------- ---------
                                  985        132         87         -
                             --------- ---------- ---------- ---------

INTERNATIONAL
 and Other                         96          8         35         -

CORPORATE                           -        (44)         8         -
                             --------- ---------- ---------- ---------

 TOTAL                         $3,945       $434       $404        $1
                             ========= ========== ========== =========


                                                 Year Ended
                                               December 31, 2003
                                           ---------------------------

                                                   Deprecia-
                                            Impair-  tion
                                            ment     from
                                            Loss    Unconsol-
                                             and     idated
                                            Other   Affiliates EBITDA
                                           -------- ---------- -------
WESTERN REGION
 Caesars Las Vegas                              $-         $-     $97
 Paris Las Vegas                                 -          -     100
 Bally's Las Vegas                               -          -      59
 Flamingo Las Vegas                              -          -      84
 Reno Hilton                                     -          -       8
 Flamingo Laughlin                              89          -      13
                                           -------- ---------- -------
                                                89          -     361
                                           -------- ---------- -------
EASTERN REGION
 Bally's Atlantic City                           -          -     175
 Caesars Atlantic City                           -          -     161
 Dover Downs                                     -          -       5
                                           -------- ---------- -------
                                                 -          -     341
                                           -------- ---------- -------
MID-SOUTH REGION
 Grand Biloxi                                    -          -      45
 Grand Tunica                                    -          -      42
 Caesars Indiana                                 -          -      68
 Grand Gulfport                                  -          -      41
 Sheraton Tunica                                 -          -      26
 Regional Overhead                               -          -      (3)
                                           -------- ---------- -------
                                                 -          -     219
                                           -------- ---------- -------

INTERNATIONAL and Other                          -          4      47

CORPORATE                                        -          -     (36)
                                           -------- ---------- -------

 TOTAL                                         $89         $4    $932
                                           ======== ========== =======

NOTE:  All Property Operating Information excludes the results of Las
 Vegas Hilton, Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe and our interests in Caesars Gauteng which are classified as discontinued operations for all periods presented.


                      CAESARS ENTERTAINMENT, INC.
                    Property Operating Information
                              (unaudited)

                                             Three Months Ended
                                             December 31, 2004
                                    ----------------------------------

                                    Table
                                    Hold  Occupancy  APR   ADR  RevPAR
                                      %       %      (1)   (2)    (3)
                                    ----- --------- ----- ----- ------
WESTERN REGION
 Caesars Palace                     17.3%     90.4% $175  $168   $152
 Paris Las Vegas                    14.0%     87.2% $144  $143   $125
 Bally's Las Vegas                  15.1%     90.8% $104  $103    $94
 Flamingo Las Vegas                 17.0%     82.6%  $92   $90    $74
 Reno Hilton                        18.8%     70.3%  $65   $66    $46
 Flamingo Laughlin                  20.2%     77.0%  $31   $29    $22
                                    ----- --------- ----- ----- ------
                                    16.5%     83.8% $108  $106    $88
                                    ----- --------- ----- ----- ------

EASTERN REGION
 Bally's Atlantic City              16.5%     71.1% $110   $83    $59
 Caesars Atlantic City              15.8%     76.9% $116   $92    $71
                                    ----- --------- ----- ----- ------
                                    16.2%     73.4% $112   $87    $64
                                    ----- --------- ----- ----- ------

MID-SOUTH REGION
 Grand Biloxi                       14.9%     94.6%  $73   $62    $58
 Grand Tunica                       14.4%     70.3%  $54   $54    $38
 Caesars Indiana                    17.7%     88.0%  $99   $98    $86
 Grand Gulfport                     11.2%     89.6%  $65   $58    $52
 Sheraton Tunica                    20.8%     94.3%  $80   $67    $63
                                    ----- --------- ----- ----- ------
                                    15.3%     84.0%  $68   $64    $54
                                    ----- --------- ----- ----- ------


                                             Three Months Ended
                                             December 31, 2003
                                    ----------------------------------

                                    Table
                                    Hold  Occupancy  APR   ADR  RevPAR
                                      %       %      (1)   (2)    (3)
                                    ----- --------- ----- ----- ------
WESTERN REGION
 Caesars Palace                     11.3%     92.4% $147  $146   $135
 Paris Las Vegas                    11.9%     92.0% $130  $129   $119
 Bally's Las Vegas                  17.0%     88.4%  $95   $95    $84
 Flamingo Las Vegas                 16.5%     87.8%  $83   $82    $72
 Reno Hilton                        19.3%     74.0%  $68   $67    $49
 Flamingo Laughlin                  17.3%     73.7%  $31   $29    $21
                                    ----- --------- ----- ----- ------
                                    12.7%     85.7%  $97   $96    $82
                                    ----- --------- ----- ----- ------

EASTERN REGION
 Bally's Atlantic City              15.5%     93.0% $102   $83    $77
 Caesars Atlantic City              15.0%     91.3% $117   $91    $83
                                    ----- --------- ----- ----- ------
                                    15.3%     92.3% $107   $86    $79
                                    ----- --------- ----- ----- ------

MID-SOUTH REGION
 Grand Biloxi                       15.3%     93.7%  $68   $60    $56
 Grand Tunica                       16.4%     69.8%  $48   $52    $36
 Caesars Indiana                    16.2%     84.3%  $83   $83    $70
 Grand Gulfport                     13.9%     80.2%  $51   $52    $41
 Sheraton Tunica                    17.7%     96.4%  $57   $60    $58
                                    ----- --------- ----- ----- ------
                                    15.7%     80.9%  $59   $59    $47
                                    ----- --------- ----- ----- ------

NOTE:  All Property Operating Information excludes the results of Las
 Vegas Hilton, Atlantic City Hilton, Bally's Tunica, Bally's New
 Orleans, and Caesars Tahoe which are classified as discontinued operations for all periods presented.

(1) APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.
(2) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.
(3) RevPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.


                      CAESARS ENTERTAINMENT, INC.
                    Property Operating Information
                              (unaudited)


                                               Year Ended
                                            December 31, 2004
                                   -----------------------------------

                                   Table  Occupancy  APR  ADR   RevPAR
                                   Hold %     %      (1)   (2)    (3)
                                   ------ --------- ----- ----- ------
WESTERN REGION
 Caesars Palace                     16.1%     95.4% $162  $158   $151
 Paris Las Vegas                    14.8%     92.8% $141  $138   $128
 Bally's Las Vegas                  14.8%     94.2% $103  $102    $96
 Flamingo Las Vegas                 17.5%     92.7%  $90   $88    $82
 Reno Hilton                        17.4%     80.8%  $72   $72    $58
 Flamingo Laughlin                  19.2%     84.2%  $33   $31    $26
                                   ------ --------- ----- ----- ------
                                    16.0%     90.8% $105  $103    $94
                                   ------ --------- ----- ----- ------

EASTERN REGION
 Bally's Atlantic City              15.9%     89.9% $117   $89    $80
 Caesars Atlantic City              16.1%     92.4% $122   $92    $85
                                   ------ --------- ----- ----- ------
                                    16.0%     90.9% $119   $90    $82
                                   ------ --------- ----- ----- ------

MID-SOUTH REGION
 Grand Biloxi                       16.0%     95.6%  $77   $65    $62
 Grand Tunica                       14.4%     76.2%  $55   $56    $42
 Caesars Indiana                    17.3%     93.3%  $97   $97    $91
 Grand Gulfport                     16.7%     90.5%  $79   $67    $61
 Sheraton Tunica                    19.2%     97.0%  $71   $65    $63
                                   ------ --------- ----- ----- ------
                                    16.3%     87.3%  $73   $67    $59
                                   ------ --------- ----- ----- ------


                                               Year Ended
                                            December 31, 2003
                                   -----------------------------------

                                   Table  Occupancy  APR   ADR  RevPAR
                                   Hold %     %      (1)   (2)   (3)
                                   ------ --------- ----- ----- ------
WESTERN REGION
 Caesars Palace                     14.3%     93.9% $147  $146   $137
 Paris Las Vegas                    12.6%     94.4% $125  $125   $118
 Bally's Las Vegas                  15.8%     92.2%  $93   $94    $87
 Flamingo Las Vegas                 16.7%     93.4%  $80   $79    $74
 Reno Hilton                        17.9%     80.2%  $70   $69    $55
 Flamingo Laughlin                  17.4%     82.9%  $32   $30    $25
                                   ------ --------- ----- ----- ------
                                    14.5%     90.4%  $95   $94    $85
                                   ------ --------- ----- ----- ------

EASTERN REGION
 Bally's Atlantic City              15.6%     96.2% $100   $85    $81
 Caesars Atlantic City              16.9%     96.6% $117   $90    $87
                                   ------ --------- ----- ----- ------
                                    16.2%     96.4% $106   $87    $84
                                   ------ --------- ----- ----- ------

MID-SOUTH REGION
 Grand Biloxi                       14.7%     96.2%  $71   $63    $61
 Grand Tunica                       17.6%     80.6%  $49   $52    $42
 Caesars Indiana                    16.6%     88.2%  $87   $82    $72
 Grand Gulfport                     14.8%     87.9%  $62   $60    $53
 Sheraton Tunica                    15.5%     97.7%  $58   $61    $59
                                   ------ --------- ----- ----- ------
                                    15.9%     87.9%  $64   $61    $54
                                   ------ --------- ----- ----- ------

 NOTE:  All Property Operating Information excludes the results of Las
  Vegas Hilton, Atlantic City Hilton, Bally's Tunica, Bally's New
  Orleans, and Caesars Tahoe which are classified as discontinued operations for all periods presented.

(1) APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.
(2) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.
(3) RevPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.


                      CAESARS ENTERTAINMENT, INC.
             Reconciliation of EBITDA to Net Income (Loss)
            (Amounts in millions, except per share amounts)
                              (unaudited)

                                        Three Months       Year
                                           Ended           Ended
                                        December 31,     December 31,
                                      ---------------- ---------------

                                        2004    2003     2004    2003
                                      -------- ------- -------- ------

EBITDA(1)                                $216    $188   $1,062   $932
   Depreciation and amortization         (103)    (97)    (410)  (404)
   Depreciation from unconsolidated
    subs                                    -      (1)      (2)    (4)
   Pre-opening expense                      -       -       (7)    (1)
   Impairment loss and other                3     (89)       1    (89)
   Merger costs                           (16)      -      (22)     -
                                      -------- ------- -------- ------

Operating income                          100       1      622    434
   Net interest expense                   (68)    (71)    (276)  (302)
   Investment gain                          -       -        3      -
   Income tax (provision) benefit         (15)     25     (158)   (60)
   Minority interest, net                  (1)     (1)      (7)    (3)
   Discontinued operations, net of
    taxes (2)                               4     (38)     113    (23)
                                      -------- ------- -------- ------
Net income (loss)                         $20    $(84)    $297    $46
                                      ======== ======= ======== ======

Earnings (loss) per share
   Basic                                $0.06  $(0.28)   $0.96  $0.15
   Diluted                              $0.06  $(0.28)   $0.94  $0.15

Weighted average shares outstanding
   Basic                                  313     303      309    302
   Diluted                                320     303      316    304

(1) EBITDA is earnings before interest, taxes, depreciation and amortization, impairment loss and other, merger costs, pre-opening, and discontinued operations.
(2) Discontinued operations include the results of the Las Vegas Hilton, Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe and our interests in Caesars Gauteng.


                      CAESARS ENTERTAINMENT, INC.
      Reconciliation of Net Income (Loss) to Adjusted Net Income
            (Amounts in millions, except per share amounts)
                              (unaudited)

                                        Three Months       Year
                                           Ended           Ended
                                        December 31,     December 31,
                                      ---------------- ---------------

                                        2004    2003     2004    2003
                                      -------- ------- -------- ------

Net income (loss)                         $20    $(84)    $297    $46
Adjustments:
  Pre-opening expense                       -       -        7      1
  Impairment loss and other                (3)     89       (1)    89
  Merger costs                             16       -       22      -
  Investment gain                           -       -       (3)     -
  Income taxes on adjustments              (2)    (32)      (4)   (32)
  Indiana taxes                             -       -        7      -
  Lakes Entertainment tax settlement        -       -        5      -
  Discontinued operations, net of
   taxes                                   (4)     38     (113)    23
                                      -------- ------- -------- ------
Adjusted net income                       $27     $11     $217   $127
                                      ======== ======= ======== ======

Adjusted earnings per share
  Basic                                 $0.09   $0.04    $0.70  $0.42
  Diluted                               $0.08   $0.04    $0.69  $0.42

Weighted average shares outstanding
  Basic                                   313     303      309    302
  Diluted                                 320     306      316    304

    CONTACT: Caesars Entertainment, Inc., Las Vegas
             Josh Hirsberg, 702-699-5269 (Investors)
             hirsbergj@caesars.com
             Robert W. Stewart, 702-699-5043 (Media)
             stewartr@caesars.com